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                                                                   EXHIBIT 6.(A)


                        Pacific Life and Annuity Company
                      Pacific Select Exec Separate Account

                      Consent to the use of our reports in
                       Registration Statement on Form S-6
                     for Pacific Select Estate Preserver-NY

                                  June 6, 2001
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INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of Pacific Select Exec Separate Account of Pacific Life & Annuity Company on Form S-6 of our report dated February 6, 2001, related to the statement of assets and liabilities of Pacific Select Exec Separate Account of Pacific Life & Annuity Company as of December 31, 2000, and the related statement of operations and statement of changes in net assets for the periods from commencement of operations through December 31, 2000, and of our report dated February 26, 2001, related to the financial statements - statutory basis of Pacific Life & Annuity Company as of December 31, 2000 and 1999, and for each of the two years in the period ended December 31, 2000, which report expresses an unqualified opinion with respect to the presentation of such financial statements-statutory basis in accordance with the accounting basis prescribed or permitted by the Insurance Department of the State of Arizona, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America, and also states that such financial statements-statutory basis, are not presented fairly in accordance with accounting principles generally accepted in the United States of America, appearing in the Prospectus of Statement of Pacific Select Estate Preserver-NY, which is part of such Registration Statement.

We also consent to the reference to us under the heading "Experts" appearing in such Prospectus.



DELOITTE & TOUCHE LLP

Costa Mesa, California
June 6, 2001